EXHIBIT 99.1

Sharps Compliance Corp. Reports Revenue More Than Doubles in Third Quarter Fiscal 2009

 *  Third quarter revenue doubles to $6.0 million
 *  Operating margin in third quarter expands to 33% from (3.5)% on significant operating leverage
 *  Net income for nine-month period of $3.5 million
 *  Diluted earnings per share of $0.09 for the quarter up from loss of $0.01 in 2008
 *  U.S. Government contract ahead of plan
 *  Building pipeline of prospects for Sharps(r) Medical Waste Management
    System(tm)
 *  Strong, flexible balance sheet with no debt

HOUSTON, April 28, 2009 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (OTCBB:SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting, today reported revenue of $6.0 million in the third quarter of fiscal 2009, more than double the $2.9 million in revenue in the corresponding period of the prior fiscal year. Approximately $2.9 million of the increase in revenue for the quarter was related to the Company's recently announced $40 million contract with an agency of the U.S. Government. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, increased 92.7% to $5.8 million in the third quarter of fiscal 2009, compared with $3.0 million in the same period the prior fiscal year. Third quarter 2009 billings included $2.9 million associated with the government contract. For the nine-month period ended March 31, 2009, revenue increased $3.5 million, or 35%, to $13.6 million, compared with the first nine months of fiscal 2008. Year-to-date customer billings were $13.7 million in fiscal 2009 and $10.4 million in fiscal 2008, an increase of 32%. The increase in year-to-date revenue and customer billings was primarily driven by the impact of the U.S. Government contract as well as increases in the pharmaceutical, retail and professional markets.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, "Our third quarter results reflect the success of our full-service medical waste management solutions and the business model that we have developed as we execute our first large scale government contract. We have created a convenient, cost-effective and safe method to properly dispose of medical and pharmaceutical waste in locations outside of the hospital setting to include homes, alternative care facilities, retail clinics, industrial and commercial facilities and emergency management programs. In addition, we have created an efficient and effective operation that provides significant operating leverage as we grow revenue. We believe that the need for the Sharps Compliance line of medical waste management solutions are gaining traction and the pipeline we are building reflects that need."

Successful Launch of $40 million U.S. Government Contract

The Company recently announced that it was awarded a contract to provide its Sharps Medical Waste Management System ("Sharps(r)MWMS(tm)") to an agency of the United States Government. The Sharps(r)MWMS(tm), a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital or large healthcare facility setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(r) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(r)MWMS(tm) is designed to be an integral part of government and commercial emergency preparedness programs.

The total contract is valued at approximately $40 million and is expected to be executed over a five-year period. The Company received a purchase order for $28.5 million for product and services to be provided during the first contract year ending February 1, 2010. The following four option years represent payment for program maintenance. The Company recorded $2.9 million of revenue during the quarter ended March 31, 2009 related to this U.S. Government contract and expects to record the same amount during the quarter ending June 30, 2009. Sharps currently estimates that approximately $22.5 million in revenue will be recorded in its fiscal year 2010, which ends June 30, 2010.

Third Quarter and Year-to-Date Fiscal 2009 Operating Performance

Gross margin was 59.2% in the third quarter of fiscal 2009 and 49.0% for the fiscal year-to-date period ended March 31, 2009. The considerable increase in the gross margin over the prior periods is a result of the significant operating leverage inherent in our business. With the launch of the U.S. Government contract and the opportunities available in government and other markets served, we expect revenue to continue to increase and at a higher rate than fixed costs allowing us to maintain and likely exceed gross margins of 50%.

Selling, general and administrative (SG&A) expense was $1.4 million for the third quarter of fiscal year 2009, an increase of $268 thousand, or 23% over the corresponding period of the prior year. For the nine-months ended March 31, 2009, SG&A expense was $4.0 million compared with $3.5 million for the corresponding period of the prior year, an increase of 15%. The increase in the SG&A for both the third quarter and fiscal year-to-date periods was a result of increased non-cash 123R stock-based compensation expense of $150 thousand and $275 thousand, respectively, and compensation-related expenses.

Operating income for the third quarter of fiscal 2009 was $2.0 million, or 33.2% of revenue, compared with an operating loss of $0.1 million in the third quarter of fiscal 2008. Operating income for the nine-months ended March 31, 2009 was $2.4 million, or 17.4% of revenue, compared with operating income of $0.5 million, or 4.7% of sales, in the same period of the prior fiscal year period. The increase in operating margin was a result of the growth in revenue and gross profit without a significant increase in SG&A.

Net income was $1.3 million, or $0.09 per diluted share, for the third quarter of fiscal 2009 compared with a net loss of $84 thousand, or $0.01 per diluted share, in the third quarter of fiscal 2008. Net income was $3.5 million, or $0.25 per diluted share, for the nine months ended March 31, 2009 compared with net income of $0.5 million, or $0.04 per diluted share, in the corresponding period of prior fiscal year. The net income for the nine months ended March 31, 2009 was positively impacted by a $1.8 million, or $0.13 per diluted share, income tax benefit recorded in the quarter ended December 31, 2008.

Liquidity and Balance Sheet Strength

Working capital was $3.6 million at March 31, 2009, up from $1.9 million at June 30, 2008. At March 31, 2009, stockholders' equity and total assets were $8.3 million and $11.8 million, respectively, up from $2.9 million and $5.7 million at June 30, 2008, respectively. Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the "Bank"), no amounts were outstanding at March 31, 2009. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities. The Company has completed negotiations and received a favorable term sheet from the Bank to increase its line of credit from $2.5 to $4.5 million. While no assurances can be made, the Company believes it should have its new line of credit in place by the end of the fiscal year 2009.

Interest Growing for RxTakeAway(tm)

Designed for individual consumers, retail pharmacies, alternate care facilities and community programs, the Company's RxTakeAway(tm) line of products facilitate the proper disposal of unused patient medications. This solution consists of a variety of sizes of containers (from a special-use envelope to 10 and 20 gallon products) and return packaging with pre-paid postage to the Company's treatment facility. The Company recently introduced its proprietary tracking system for its unused medication disposal products, DrugTracer(tm). Our marketing and sales efforts are gaining traction as we are experiencing increased interest with prospective customers who recognize the importance of proper disposal of unused patient medications.

With as many as 35% of the dispensed medications going unused associated with the approximate 4 billion prescriptions written every year in the United States, the Company estimates over 200 million pounds of pharmaceuticals are adversely effecting our rivers, streams, municipal water systems and also placing our children at risk for accidental overdose.

Kunik commented, "We believe our new line of products address a very serious disposal issue in the country that is currently harming our environment and placing our children at risk. Our existing solutions and infrastructure are uniquely positioned to facilitate the proper and cost-effective disposal of unused medications in the consumer / community markets."

Pharmaceutical Manufacturer Patient Support Program

The Company expects to launch its next patient compliance and persistency support program with a major pharmaceutical manufacturer during the quarter ending June 30, 2009. The program will be an integral part of a new indication of an existing self-injected drug and is expected to contribute approximately $500 thousand to the Company's fourth quarter revenue.

Sharps' vendor managed inventory program includes the direct fulfillment of the Sharps Disposal By Mail System(r) to the pharmaceutical manufacturers' self-injecting patient support program participants, who use the product as a convenient means of disposing of used syringes. The Company's SharpsTracer(tm) system tracks the return of the Sharps Disposal By Mail System(r) by the patient to the treatment facility, where the package is processed prior to destruction utilizing the Company's proprietary and customizable system. This data is electronically transmitted and available to the pharmaceutical manufacturer via the Company's proprietary data warehouse which assists the customer in monitoring drug usage and provides them with a touch point for individual patient follow-up.

Sales and Growth Opportunities -- Medical Waste Management Systems(tm)

The Company is actively marketing its Sharps(r)MWMS(tm) to federal, state and local governmental agencies. The solution has been well received and recognized as an integral component to an emergency preparedness program. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(r) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution.

Dr. Kunik concluded, "The U.S. Government contract represents a significant milestone for the Company as we pursue opportunities of similar size and nature. We have been very pleased with the interest shown in the services and solutions that we provide including custom-designed flexible, rapid deployment systems that we can implement for federal, state and municipal agencies as well as corporations. Additionally, our solutions offering the direct delivery and convenience we provide for alternate site, home health care organizations and pharmaceutical manufacturers are developed for each to achieve their goals of accomplishing their missions and serving their customers well. As a first mover in this newly-defined market, we believe we have a solid competitive advantage to continue to win new customers and expand our business."

Third Quarter 2009 Webcast and Conference Call

The Company will host a teleconference today beginning at 1:00 p.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:

 *  The live webcast may be found at http://www.sharpsinc.com.
    Participants should go to the website 10-15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the
    opportunity to submit questions to the speakers (verbal or via
    e-mail). Select questions will be summarized and addressed during the question-and-answer portion of the call.
 *  The teleconference can be accessed by dialing (201) 689-8560 and requesting conference ID number 320528, approximately 5-10 minutes prior to the call.

To listen to the archived call:

 *  The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.
 *  A replay may also be heard by calling (201) 612-7415, and  entering account number 3055 and conference ID number 320528.

The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on Tuesday, May 5, 2009.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting. The Company's flagship product, the Sharps Disposal by Mail System(r), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps(r)MWMS(tm), a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(r) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(r)MWMS(tm) is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway(tm). Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

                 SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                  Consolidated Statements of Operations
                             (unaudited)

                                     Three-Months Ended
                                          March 31,
                                 --------------------------
                                      2009         2008      % Change
                                 ------------- ------------ ----------

 Revenue                          $ 5,970,534   $ 2,927,700    103.9%
  Cost of revenue                   2,436,131     1,786,892     36.3%
                                 ------------- -------------
  Gross profit                      3,534,403     1,140,808    209.8%
    Gross margin                         59.2%         39.0%
  SG&A expense                      1,442,113     1,174,449     22.8%
  Depreciation and amortization       108,030        69,684     55.0%
                                 ------------- -------------

 Operating income (loss)            1,984,260      (103,325)
   Operating margin                      33.2%         (3.5%)
  Other income (expense)                 (169)       21,065
                                 ------------- -------------

 Net income (loss) before income
  taxes                             1,984,091      ($82,260)
 Income taxes (benefit)               653,742         1,329
                                 ------------- -------------
 Net income (loss)                $ 1,330,349   $   (83,589)
                                 ============= =============

 Net income (loss) per share
   Basic                          $      0.10   $     (0.01)
                                 ============= =============
   Diluted                        $      0.09   $     (0.01)
                                 ============= =============

 Weighted Average Shares
  Outstanding
   Basic                           12,905,821    12,478,315
   Diluted                         14,083,630    12,478,315

                                      Nine-Months Ended
                                           March 31,
                                 --------------------------
                                      2009         2008      % Change
                                 ------------- ------------ ----------

 Revenue                          $13,609,716   $10,069,614     35.2%
  Cost of revenue                   6,937,914     5,890,095     17.8%
                                 ------------- -------------
  Gross profit                      6,671,802     4,179,519     59.6%
    Gross margin                         49.0%         41.5%
  SG&A expense                      4,043,084     3,514,876     15.0%
  Depreciation and amortization       267,264       193,301     38.3%
                                 ------------- -------------

 Operating income (loss)            2,361,454       471,342    401.0%
   Operating margin                      17.4%          4.7%
  Other income (expense)               32,196        73,461
                                 ------------- -------------

 Net income (loss) before income
  taxes                           $ 2,393,650   $   544,803    339.4%
 Income taxes (benefit)            (1,126,912)        6,884
                                 ------------- -------------
 Net income (loss)                $ 3,520,562   $   537,919    554.5%
                                 ============= =============

 Net income (loss) per share
   Basic                          $      0.27   $      0.04
                                 ============= =============
   Diluted                        $      0.25   $      0.04
                                 ============= =============

 Weighted Average Shares
  Outstanding
   Basic                           12,802,421    12,231,333
   Diluted                         13,874,180    13,515,878

                 SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                        Consolidated Balance Sheets

                                       March 31, 2009    June 30, 2008
                                         (Unaudited)
                                       --------------    -------------

 ASSETS:
 -------
 Current assets:
  Cash and cash equivalents             $    589,501      $ 2,035,219
  Restricted cash                                 --           10,010
  Accounts receivable, net                 4,150,872        1,183,975
  Inventory                                1,137,568          580,861
  Prepaid and other assets                   523,500          359,894
  Deferred income taxes                       17,352               --
                                       --------------    -------------
   Total current assets                    6,418,793        4,169,959
 Property and equipment, net               2,605,608        1,375,657
 Deferred income taxes, net                2,590,304               --
 Intangible assets, net                      152,841          130,702
                                       --------------    -------------
   Total assets                         $ 11,767,546      $ 5,676,318
                                       ==============    =============

 LIABILITIES AND STOCKHOLDERS' EQUITY:
 -------------------------------------
 Current liabilities:
  Accounts payable                      $  1,386,185      $   778,423
  Accrued liabilities                        386,258          432,971
  Current portion of deferred revenue      1,088,388        1,063,016
                                       --------------    -------------
   Total current liabilities               2,860,831        2,274,410
 Long-term deferred revenue                  597,390          516,372
                                       --------------    -------------
   Total liabilities                       3,458,221        2,790,782
 Stockholders' equity:
  Total stockholders' equity               8,309,325        2,885,536
                                       --------------    -------------
   Total liabilities and stockholders'
    equity                              $ 11,767,546      $ 5,676,318
                                       ==============    =============

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
        Supplemental Customer Billing and Revenue Information
                             (unaudited)

                           Three-Months Ended March 31,
                    ---------------------------------------
                         2009       % Total        2008      % Change
                    -------------  ---------  ------------- ----------
 BILLINGS BY MARKET:
 -------------------
  Government          $2,972,696      51.3%     $   17,759
  Health Care          1,824,398      31.5%      1,734,401      5.2%
  Retail                  60,273       1.0%         43,951     37.1%
  Professional           214,585       3.7%        190,433     12.7%
  Hospitality            275,455       4.8%        244,377     12.7%
  Pharmaceutical          66,592       1.1%        413,296    (83.9%)
  Commercial              92,256       1.6%        136,796    (32.6%)
  Non-Mailable           160,945       2.8%        106,920     50.5%
  Agriculture             92,303       1.6%         96,848     (4.7%)
  Other                   37,668       0.6%         22,863     64.8%
                    -------------  ---------  ------------- ----------
   Subtotal            5,797,171     100.0%      3,007,644     92.7%
  GAAP Adjustment *      173,363                   (79,944)
                    -------------             ------------- ----------
   Revenue Reported   $5,970,534                $2,927,700    103.9%
                    =============             ============= ==========

                            Nine-Months Ended March 31,
                     --------------------------------------
                         2009       % Total        2008      % Change
                    -------------  ---------  ------------- ----------
 BILLINGS BY MARKET:
 -------------------
  Government          $3,093,493      22.6%      $ 158,910
  Health Care          5,440,095      39.7%      5,629,418     (3.4%)
  Retail               1,356,112       9.9%      1,044,502     29.8%
  Professional           776,183       5.7%        529,934     46.5%
  Hospitality            706,699       5.2%        914,391    (22.7%)
  Pharmaceutical       1,085,717       7.9%        869,579     24.9%
  Commercial             386,967       2.8%        413,044     (6.3%)
  Non-Mailable           384,269       2.8%        348,443    10.28%
  Agriculture            358,931       2.6%        363,846     (1.4%)
  Other                  112,460       0.8%        107,136     4.97%
                    -------------  ---------  ------------- ----------
   Subtotal           13,700,926     100.0%     10,379,203     32.0%
  GAAP Adjustment *      (91,210)                 (309,589)
                    -------------             ------------- ----------
   Revenue Reported  $13,609,716               $10,069,614     35.2%
                    =============             ============= ==========

 * Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported.
   GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction.
   The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com